Exhibit 99.1

FOR IMMEDIATE RELEASE

ADAPTHEALTH APPOINTS SUZANNE FOSTER AS CHIEF EXECUTIVE OFFICER

PLYMOUTH MEETING, Pa. – April 17, 2024 - AdaptHealth Corp. (NASDAQ: AHCO) (“AdaptHealth” or the “Company”), a national leader in providing patient-centered, healthcare-at-home solutions including home medical equipment, medical supplies, and related services, announced today that its Board of Directors has named Suzanne Foster as its Chief Executive Officer. Ms. Foster will assume leadership of the Company from interim CEO and Chairman of the Board, Richard Barasch, on May 20, 2024.

Ms. Foster will join the Company from Danaher Corporation where she served as President of Beckman Coulter Life Sciences, a global provider of biomedical technologies and laboratory instruments. Ms. Foster brings over 25 years of healthcare experience as a purpose-driven leader with a strong-track record of leading growth businesses in the healthcare market, specifically in home care, life sciences, medical devices, supply chain and distribution, and healthcare technology. Ms. Foster has a demonstrated history of delivering consistent growth and improving profitability. Previously, Ms. Foster served as the President of Cardinal Health At-Home Solutions, President of Stanley Healthcare, a Stanley Black & Decker business, and General Manager of Medtronic Advanced Energy. Ms. Foster holds an MPH in Law and Health Policy from Harvard University and a JD from Suffolk University Law School.

“We are delighted to welcome Suzanne to AdaptHealth,” said Mr. Barasch. “Our board conducted an extensive search and Suzanne stood out as the ideal candidate. I am confident that Suzanne has the skills and experiences to lead AdaptHealth as it solidifies its position in the epicenter of efforts to improve the health of people with chronic conditions like diabetes, sleep apnea, obesity, and COPD.”

“I am excited to join AdaptHealth and to lead the Company into its next phase of growth, building on the positive momentum that has been established and capitalizing on the many opportunities ahead of us,” Ms. Foster said. “I look forward to leveraging the lessons I have learned in my prior roles by working closely with the AdaptHealth team to execute on key initiatives and to continue to deliver value to the Company’s customers and stakeholders.”

Following Mr. Barasch’s transition of leadership to Ms. Foster, he will remain as Chairman of the Board until June 30, 2024, when he will step down from the Board of Directors. After June 30, 2024, Mr. Barasch has agreed to serve as needed at the request of Ms. Foster and the AdaptHealth Board of Directors as a Special Advisor to the CEO. The Board of Directors is in the process of identifying a replacement Board Chair.

“We want to express our sincere appreciation to Richard for taking on the role of interim CEO,” said AdaptHealth Director Dale Wolf. “Under his leadership, the Company delivered consistent results in our core business, strengthened the management team and established a strategy to seize on value-based care opportunities. We are grateful for his dedication to AdaptHealth and know he is delivering a healthy business to Suzanne. As Chairman, Richard has been invaluable in taking AdaptHealth from a private company to a public company, building a strong board of directors and guiding the Company toward success.”

Confidential - Company Proprietary

About AdaptHealth Corp.

AdaptHealth is a national leader in providing patient-centered, healthcare-at-home solutions including home medical equipment (HME), medical supplies, and related services. The Company provides a full suite of medical products and solutions designed to help patients manage chronic conditions in the home, adapt to challenges in their activities of daily living, and thrive. Product and service offerings include (i) sleep therapy equipment, supplies, and related services (including CPAP and bi PAP services) to individuals suffering from obstructive sleep apnea, (ii) medical devices and supplies to patients for the treatment of diabetes (including continuous glucose monitors and insulin pumps), (iii) HME to patients discharged from acute care and other facilities, (iv) oxygen and related chronic therapy services in the home, and (v) other HME devices and supplies on behalf of chronically ill patients with wound care, urological, incontinence, ostomy and nutritional supply needs. The Company is proud to partner with an extensive and highly diversified network of referral sources, including acute care hospitals, sleep labs, pulmonologists, skilled nursing facilities, and clinics. AdaptHealth services beneficiaries of Medicare, Medicaid, and commercial insurance payors, reaching approximately 4.1 million patients annually in all 50 states through its network of approximately 680 locations in 47 states.

Contacts

AdaptHealth Corp.

Jason Clemens, CFA

Chief Financial Officer

Investor Relations

ICR Westwicke

IR@adapthealth.com

Confidential - Company Proprietary